Exhibit 10.28

	John V. Howard	www.vertisinc.com
TURN TO US	Chief Legal Officer and Secretary
250 West Pratt Street Suite 1800 Baltimore, MD 21201
D: 410.361.8347 F: 410.454.8460
jhoward@vertisinc.com

                                                                                                                                January 31, 2008

VIA HAND DELIVERY

Michael T. DuBose

Dear Mike:

This letter (“Letter Agreement”) confirms the agreement reached between the Board of Directors and you concerning relocation of your principal employment location pursuant to the terms and conditions of that certain employment agreement by and among Vertis, Inc. (the “Company”), Vertis Holdings, Inc. (“Holdings”) and you, dated and effective as of November 28, 2006 (the “Employment Agreement”), as amended by the letter agreement dated as of November 18, 2007.  This Letter Agreement serves to further amend the Employment Agreement as set forth below as of this date.

Section 3(f) of the Employment Agreement, as previously amended, provides that your principal employment location initially would be Williams, Oregon, that after December 31, 2007, your principal employment location would be at such Company office as is mutually agreed upon between the Company and you, and that you will relocate your principal place of residence to the metropolitan area encompassing such agreed-upon Company office by or as soon as practicable after December 31, 2007.  Section 3(f) of the Employment Agreement is hereby amended to provide that your principal employment location on and after January 1, 2008, shall remain Williams, Oregon unless and until the Company and you mutually agree to move your principal employment location elsewhere.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect.  You acknowledge that nothing in this Letter Agreement gives you any contractual or other rights to continued employment for any period of time and your employment with the Company remains at will at all times.  This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ John V. Howard, Jr.
John V. Howard, Jr.
On behalf of Vertis, Inc. and
Vertis Holdings, Inc.

AGREED AND ACCEPTED:

/s/ Mike DuBose
Mike DuBose

Date:	January 31, 2008